Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO THE FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CONNECTURE, INC.

CONNECTURE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: The name of the Corporation is Connecture, Inc. The Corporation was incorporated on July 30, 1999, under the name Healthplanet.com, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law duly adopted resolutions to amend the Fifth Amended and Restated Certificate of Incorporation in the sections and subsections noted below, to read as follows:

The first sentence of Article IV.A. is amended and restated in its entirety to read as follows:

“A. Designation and Amount. The total number of shares of all classes of stock that the Corporation has authority to issue is 101,500,000 shares, consisting of 54,700,000 shares of common stock, with a par value of $0.001 per share (the “Common Stock”), and 46,800,000 shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).”

The first paragraph of Article IV.C. is amended and restated in its entirety to read as follows:

“26,100,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” and 20,700,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” (the Series A Preferred Stock and the Series B Preferred Stock are collectively referred to as the “Series Preferred Stock”), in each case with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

THIRD: The foregoing amendment of the Corporation’s Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Section 228 and 242 of the General Corporate Law.

FOURTH: This amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, Connecture, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer on January 15, 2013.

CONNECTURE, INC.

By:	/s/ Robert Douglas Schneider
Name:	Robert Douglas Schneider
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]